Exhibit 10.1

STOCK PURCHASE AGREEMENT

Dated as of November 15, 2005

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 15, 2005 (the “Closing Date”), between PRIMEDIA Inc., a Delaware corporation (“Purchaser”), Automotive.com, Inc., a Delaware corporation (the “Company”), and the stockholders set forth on Schedule A to this Agreement (each a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, the Company owns and operates the website www.automotive.com (and related websites) which provides information and services relating to new and used automobiles (collectively, the “Company Business”);

WHEREAS, the Stockholders collectively own all of the issued and outstanding capital stock of the Company;

WHEREAS, Purchaser desires to purchase, and the Stockholders desire to sell to Purchaser, an aggregate of 10,493,930 shares of the issued and outstanding Common Stock (as hereinafter defined) of the Company on the terms and conditions set forth herein.

NOW, THEREFORE in consideration of the mutual covenants and the respective representations and warranties contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the respective meanings given thereto in the sections indicated below:

Defined Term	Section
“1933 Act”	4.02(c)
“Additional Agreements”	5.01
“Additional Purchase Price”	2.02
“Agreement”	Preamble
“Base Purchase Price”	2.02

Defined Term	Section
“Cap”	8.02(c)
“Claims”	8.02(a)
“Closing Date”	Preamble
“Code”	4.13(b)
“Common Stock”	2.01
“Company”	Preamble
“Company Business”	Preamble
“Company Disclosure Letter”	Article IV
“Company Employee”	6.02
“Company’s Additional Agreements”	4.01
“Confidentiality Agreement”	10.01
“Contribution Agreement”	7.01(e)
“Domain Names”	4.11(a)
“Effective Time”	3.01
“Employee Benefit Program”	4.13(a)(iii)
“Employment Agreements”	6.08
“Environmental Laws”	4.17(d)
“ERISA”	4.13(a)(ii)
“Financial Statements”	4.09
“GAAP”	4.09
“Governmental Authority”	4.04
“Hazardous Materials”	4.17(e)
“Indemnitee”	8.04
“Indemnitor”	8.04
“Intellectual Property”	4.11(b)
“Laws”	4.04
“License Agreement”	7.01(h)
“Lien”	4.02(b)
“Material Adverse Effect”	4.01
“Material Contracts”	4.12(a)
“New Car Leads”	4.22
“Outstanding Shares”	4.02(a)
“Person”	9.03(b)
“Plan”	4.13(a)(ii)

Defined Term	Section
“Proposed Settlement”	8.06(a)
“Purchase Price”	2.02
“Purchaser”	Preamble
“Purchaser’s Additional Agreements”	5.01
“Real Estate Lease”	4.12(a)
“Regulations”	4.18(g)
“Shares”	2.01
“Shared Services Agreement”	7.01(g)
“Software”	4.11(b)
“Stockholder”	Preamble
“Stockholder Representatives”	3.02
“Stockholder Representatives Agreement”	3.02
“Stockholders Agreement”	7.01(f)
“Tax”	9.03(a)
“Tax Return”	9.03(c)
“Transaction Expenses”	6.01

ARTICLE II

PURCHASE AND SALE OF THE SHARES

2.01         Shares.  Upon the terms and subject to the conditions of this Agreement, effective immediately, each Stockholder hereby sells, conveys, assigns, transfers and delivers to Purchaser, and Purchaser purchases and acquires from each Stockholder, the number of shares of issued and outstanding common stock, par value $0.001 per share, of the Company (the “Common Stock”) set forth opposite such Stockholder’s name on Schedule A (the “Shares”), which Shares shall collectively comprise approximately seventy three and one-half percent (73.5%) of the Company’s total issued and outstanding Common Stock on a fully-diluted basis.

2.02         Purchase Price.  Concurrently with the execution of this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery of the Shares by the Stockholders to Purchaser and in reliance upon the representations and warranties made herein by the Company and the Stockholders, Purchaser shall pay to the Stockholder Representatives (as defined in Section 3.02 below), for the benefit of the Stockholders, employees, certain creditors and former stockholders of the Company listed on Schedule 2.02, the amount equal to Seventy-Two Million Five Hundred Thousand Dollars ($72,500,000) (the “Base Purchase Price”).  In addition to the Base Purchase Price, Purchaser shall pay to the Stockholder Representatives each calendar quarter as set forth below, for the benefit of the Stockholders and former stockholders of the Company listed on Schedule 2.02, an additional purchase price equal to thirty percent (30%) of the Remaining Free Cash Flow (as defined in the Stockholders Agreement) for such calendar quarter (the “Additional Purchase Price”).  The calculations of Remaining Free Cash Flow shall be consistent with the calculations of Remaining Free Cash Flow under the Stockholders Agreement.  The Additional Purchase Price shall be paid at the end of each calendar quarter commencing in 2005 and ending in 2008 or, if the Put/Call Extension Notice (as defined in the Stockholders Agreement) is delivered, 2009.  Such payments shall be made within 45 days after each such calendar quarter, provided that the payment date for the Additional Purchase Price for the last quarter of any calendar year shall be within 45 days after the date on which the Company’s independent auditor shall have issued its report containing its opinion as to the consolidated audited financial statements of the Company for the prior calendar year; provided, however, that, in the event that the Company’s independent auditor fails to issue its report within 90 calendar days following the applicable calendar year end, the dividend payment date shall be the 95th calendar day following such calendar year end.  The Base

Purchase Price and the Additional Purchase Price, if any, shall be referred to herein collectively as the “Purchase Price.”

2.03         Purchase Price Payments.  All payments of the Purchase Price by Purchaser to the Stockholder Representatives shall be made by wire transfer of immediately available funds in New York City to an account specified by the Stockholder Representatives.  The Base Purchase Price shall be disbursed by the Stockholder Representatives to the Stockholders, employees, certain creditors and former stockholders of the Company in accordance with Schedule 2.02.  The Additional Purchase Price shall be disbursed by the Stockholder Representatives to the Stockholders on a pro rata basis in accordance with their share ownership percentages set forth in Schedule 2.03.  Notwithstanding anything herein to the contrary, Purchaser’s sole payment obligation is to deliver the Purchase Price to the Stockholder Representatives and Purchaser shall have no obligation or liability with respect to disbursements made by the Stockholder Representatives to any Stockholders, employees, certain creditors and former stockholders or any other party.

ARTICLE III

CLOSING; STOCKHOLDER REPRESENTATIVES

3.01         Closing Date Calculations; Effective Time.  For purposes of this Agreement, all calculations to be made as of the Closing Date shall be made as of 11:59 p.m. on the date hereof.  The actual time of the execution of this Agreement on the date hereof is referred to herein as the “Effective Time.”

3.02         Appointment of Stockholder Representatives.  Pursuant to that certain Stockholder Representatives Agreement dated as of November 15, 2005 (the “Stockholder Representatives Agreement”), the Stockholders appointed Gary Fudge, Jason Phillips and Joshua Speyer as the representatives (the “Stockholder Representatives”)  with the full authority to act on behalf of the Stockholders on all matters relating to this Agreement, including without limitation, (i) those relating to payment to each of the Stockholders of their pro rata portions of the Purchase Price or any other amounts paid to the Stockholders hereunder, (ii) after the Closing, the power to execute and deliver any amendments, waivers or modifications to this Agreement and the Company’s Additional Agreements (as defined in Section 4.01 hereof) and (iii) giving or receiving notices or other communications or accepting summonses or other process on behalf of the Stockholders.  Any action of the Stockholder Representatives under or pursuant to this Agreement shall require consent of a majority of the Stockholder Representatives and shall be binding on the Stockholders, and Purchaser shall have no liability whatsoever with respect to any Stockholder for the actions taken by the Stockholder Representatives hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

Each of the Company and the Stockholders, jointly and severally, represents and warrants to Purchaser, except as set forth in the disclosure letter dated as of the date hereof delivered by the Company to Purchaser (the “Company Disclosure Letter”) as follows:

4.01         Organization and Authority of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power and authority to (a) carry on its business in all material respects as currently conducted and (b) enter into this Agreement and the other agreements and instruments referred to in this Agreement that the Company and/or the

Stockholders are executing and delivering (the “Company’s Additional Agreements”) and to carry out the transactions contemplated hereby and thereby.  The Company is in good standing and qualified to do business in each jurisdiction where the nature of its businesses requires such qualification, except where the failure to be in good standing or to be so qualified would not have a Material Adverse Effect.  A “Material Adverse Effect” shall mean a material adverse effect on the business, assets or condition (financial or otherwise) of the Company, excluding any such effects arising out of or resulting from changes in the general economy (including those arising from acts of war or terrorism) or the reaction of employees, suppliers or customers to (i) the Company’s entering into this Agreement, (ii) the announcement thereof or (iii) the consummation of the transactions contemplated hereby.   True and complete copies of the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware and in effect as of the date hereof, and By-Laws of the Company, as amended and in effect as of the date hereof, have heretofore been made available to Purchaser.

4.02         Capitalization of Company and Title to Shares.

(a)           The authorized capital of the Company consists solely of 19,500,000 shares of Common Stock, of which 14,059,727 shares are issued and outstanding as of the date hereof (the “Outstanding Shares”).  Schedule 4.02(a) of the Company Disclosure Letter sets forth the ownership of the Outstanding Shares among the Stockholders.  Except as set forth on Schedule 4.02(a) of the Company Disclosure Letter, the Outstanding Shares are the only issued and outstanding securities of the Company.  The Shares have been duly and validly authorized and issued, are fully paid and non-assessable and are subject to no preemptive rights.  Except as set forth on Schedule 4.02(a) of the Company Disclosure Letter or as provided in the Contribution Agreement, there are no outstanding (i) options, warrants or other rights to purchase any capital stock of the Company, (ii) securities convertible into or exchangeable for shares of capital stock of the Company or (iii) commitments of any kind to which the Company is a party, or by which the Company is bound, for the issuance of any additional securities.

(b)           Except pursuant to those agreements listed on Schedule 4.02(b) of the Company Disclosure Letter, each of the Stockholders has good and valid title to the Outstanding Shares listed next to its name on Schedule 4.02(a) of the Company Disclosure Letter, free and clear of any covenant, condition, restriction, right of first refusal, voting trust arrangement or adverse claim of any kind.  When transferred to Purchaser at the Effective Time, the Shares will be free and clear of any lien, claim, charge, encumbrance, mortgage, pledge or security interest of any kind (“Lien”).

(c)           None of the Outstanding Shares were issued in violation of the Securities Act of 1933, as amended (the “1933 Act”) or the securities or blue sky laws of any state or other jurisdiction.  Each Stockholder hereby waives any claim that any of the

Outstanding Shares were issued in violation of the 1933 Act or the securities or blue sky laws of any state or other jurisdiction.

(d)           The Company does not have any subsidiaries and does not own, directly or indirectly, any equity interest in any other Person.

4.03         Authorization of Agreement.  The execution, delivery and performance by the Company of this Agreement and the Company’s Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of the Company.  Each of the Stockholders has the full right, power, legal capacity and authority to enter into this Agreement and the Company’s Additional Agreements, if applicable, and to perform his, her or its obligations hereunder and thereunder.  This Agreement and the Company’s Additional Agreements have been duly executed and delivered by the Company and the Stockholders and constitute legal, valid and binding obligations of the Company and the Stockholders, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

4.04         No Conflicts.   Neither the execution, delivery or performance of this Agreement or any of the Company’s Additional Agreements, nor the consummation by the Company and the Stockholders of the transactions contemplated hereby or thereby, nor compliance by the Company and the Stockholders with the terms and provisions hereof or thereof, will, directly or indirectly (with or without notice or lapse of time or both), (i) conflict with the Certificate of Incorporation or By-Laws of the Company, as amended to date, (ii) conflict with, or result in the breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which the Company is a party or by which the Company is bound, except for those agreements listed on Schedule 4.04, (iii) constitute a violation by any Stockholder or the Company of any law, statute, rule, regulation, ordinance, order, ruling, writ, judgment, injunction or decree (collectively, “Laws”) of any foreign or domestic federal, state or local legislative, judicial, executive or other governmental authority (“Governmental Authority”) applicable to the Company or the Shares or (iv) result in the creation of any Lien upon any of the Shares or any assets of the Company; except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions, acceleration of performance or violations which, taken as a whole, would not have a Material Adverse Effect or a material adverse effect on the Company’s and the Stockholders’ ability to consummate the transactions contemplated by this Agreement and the Company’s Additional Agreements.

4.05         No Consents.  No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery or performance by the Company or the Stockholders of this Agreement or any of the Company’s Additional Agreements, except as would not, individually or in the aggregate, have a Material Adverse Effect.

4.06         Compliance with Laws.  The Company is in material compliance with all applicable Laws.

4.07         Litigation.             Except as set forth on Schedule 4.07 of the Company Disclosure Letter, there are no actions, suits, inquiries, proceedings or investigations pending or, to the Stockholder Representatives’ knowledge, expressly threatened to be instituted by any third party before any court or other Governmental Authority (a) against the Company which, if decided adversely to the Company would, individually or in the aggregate, have a Material Adverse Effect or (b) against any of the Stockholders relating to the transactions contemplated by this Agreement or the Company’s Additional Agreements.

4.08         No Brokers.  There is no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement for which the Company is liable.

4.09         Financial Statements.  Attached as Schedule 4.09 of the Company Disclosure Letter are: (a) the audited statements of income for the Company for the years ended December 31, 2004 and December 31, 2003 and the unaudited statement of income for the Company for the nine-month period ended September 30, 2005; (b) the audited balance sheets for the Company as of December 31, 2004 and December 31, 2003 and the unaudited balance sheet for the Company as of September 30, 2005 and (c) the audited statements of cash flow for the Company for the years ended December 31, 2004 and December 31, 2003 and the unaudited statement of cash flow for the Company for the nine-month period ended September 30, 2005 (collectively, the “Financial Statements”).  The Financial Statements have been prepared from books and records maintained by the Company consistent with past practice and in accordance with generally accepted accounting principles as in effect in the United States of America

(“GAAP”).  The Financial Statements fairly present, in all material respects, the consolidated financial condition of the Company for the periods and as of the dates indicated and the results of operations for the periods then ended.

4.10         Undisclosed Liabilities.      Except for the liabilities (a) set forth on the Financial Statements or not required by GAAP to be reflected on the Financial Statements, (b) set forth on Schedule 4.10 of the Company Disclosure Letter, or (c) incurred since December 31, 2004 in the ordinary course of business consistent with past practice, the Company is not subject to any liability or liabilities, whether absolute, accrued, contingent or otherwise and whether due or to become due, which would, individually or in the aggregate, have a Material Adverse Effect.

4.11         Intellectual Property.

(a)           Schedule 4.11(a) of the Company Disclsoure Letter contains a complete and correct list and description (including the record owners and identifying numbers) of all Internet domain names (“Domain Names”) and registered patents, copyrights, trademarks, trade names and service marks (and all existing and pending applications for, and any renewals, extensions, reissuances, continuations, revisions and reexaminations of, any of the foregoing) owned by the Company or held by third parties on behalf of the Company (including, without limitation, Domain Names registered by a third party on behalf of the Company).

(b)           Except as set forth on Schedule 4.11(b) of the Company Disclsoure Letter, there are no proceedings pending or, to the Stockholder Representatives’ knowledge, threatened against the Company that directly challenge, and no express claim or demand in writing by any person or entity has been made to or upon the Company that directly challenges, the rights of the Company in respect of any patents, trademarks, service marks, trade names, trade dress, trade secrets, copyrights, Domain Names, (including Software under development and all object codes, source codes and other related documentation), or applications for or renewals, extensions, reissuances, continuations, revisions or reexaminations of any of the foregoing, or any computer software developed or under development by or for the Company (including, without limitation, all source code, executable code, data, databases and related documentation (collectively, the “Software”)), in each case to the extent owned or otherwise used by the Company (collectively, “Intellectual Property”).

(c)           Except as set forth on Schedule 4.11(c) of the Company Disclsoure Letter, no Intellectual Property owned by the Company (i) is subject to any outstanding order, ruling, judgment, decree or stipulation by or with any Governmental Authority, or any express and enforceable contract, agreement, commitment or undertaking with any person or entity, restricting the scope or use of any such Intellectual Property, or (ii) to the Stockholder Representatives’ knowledge, infringes or misappropriates the rights of any other person or entity, or (iii) to the Stockholder Representatives’ knowledge, is being infringed or misappropriated by any other person or entity.

(d)           Except as set forth on Schedule 4.11(d) of the Company Disclsoure Letter, the Company has not granted any material license (other than such licenses and permissions for one-time or other limited use granted in the ordinary course of business and the Terms of Use governing the website at www.automotive.com and related websites) to any person or entity to use any of the Intellectual Property owned or otherwise used by the Company.

(e)           The Company owns or has the right to use all of the Intellectual Property necessary to conduct its business immediately following the Effective Time as conducted immediately prior to the Effective Time.

(f)            To the Stockholder Representatives’ knowledge, the Company has full rights to register, transfer, renew and otherwise use, all the Domain Names without interference from any third-party, whether or not Company or a third-party is listed as the registrant.

4.12         Contracts and Commitments.

(a)           Schedule 4.12(a) of the Company Disclsoure Letter lists: (i) all contracts to which the Company is a party (or by which the Company has rights or obligations) that involve the receipt of revenue, or require the expenditure, by the Company, of more than One Hundred Fifty Thousand Dollars ($150,000) in any consecutive twelve-month period after the date hereof, other than those terminable on not more than 90 days’ notice; (ii) all agreements governing long-term indebtedness of, or any guarantee thereof by, the Company; (iii) all material licensing agreements with third parties to which the Company is a party; (iv) each collective bargaining or other agreement with any labor union or other representative of a group of employees to which the Company is a party; (v) each partnership, joint venture, contribution, tax sharing or other agreement involving a sharing of profits, losses, costs or liabilities by the Company with any third party; (vi) each written contract or other agreement to which the Company is a party and containing terms which impose or purport to impose non-competition obligations upon the Company; (vii) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business; (viii) all real property leases (each, a “Real Estate Lease”) to which the Company is a party; and (ix) the agreements relating to the sale of leads listed on Schedule 4.22(b) (with (i) through (ix) collectively referred to as the “Material Contracts”).

(b)           The Company has not obtained any letter of credit for, or given any power of attorney to, any person or entity for any purpose whatsoever that, in each case, is outstanding or will be in effect on the Closing Date.

(c)           The Company is not in default, and to the Stockholder Representatives’ knowledge, there is no basis for any claim of default, under any of the Material Contracts, except such claims or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.  To the knowledge of the Stockholder Representatives, all of the Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms.  Except as provided in those agreements identified on Schedule 4.12(c) of the Company Disclsoure Letter, no consent by, notice to or approval from any Person is required under any of the Material Contracts as a result of the consummation of the transactions contemplated by this Agreement, except such consents the failure to obtain of which would not, individually or in the aggregate, have a Material Adverse Effect.

(d)           The Company has heretofore delivered or made available to Purchaser true and correct copies of all of the Material Contracts, including all amendments, modifications and supplements thereto.

4.13         Employee Benefits.

(a)           Schedule 4.13 of the Company Disclosure Letter lists:

(i)    each employment or severance agreement between the Company and any employee of the Company;

(ii)   each “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or comparable provisions of foreign law) of the Company that is covered by ERISA or comparable provisions of foreign law and that is maintained or provides benefits for the benefit of any employee of the Company (a “Plan,” and collectively, the “Plans”); and

(iii)  each plan, policy or arrangement not subject to ERISA maintained by the Company for the benefit of any employee of the Company and providing for retirement benefits, termination bonuses, deferred compensation, bonuses, severance, stock options, or employee insurance coverage (the “Employee Benefit Programs,” with each individually, an “Employee Benefit Program”).

(b)           To the knowledge of the Stockholder Representatives, each Plan and Employee Benefit Program has been maintained and administered at all times in material compliance with its terms and conditions and all applicable Laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), applicable to such Plan and Employee Benefit Program.

(c)           To the knowledge of the Stockholder Representatives, no “reportable event” (as such term is used in Section 4043 of ERISA, but excluding events for which the 30-day notice period has been waived), “prohibited transaction” (as such term is used in Section 406 of ERISA or Section 4975 of the Code, but excluding transactions that are exempt under a statutory or administrative exemption), or “fiduciary breach” under ERISA has heretofore occurred with respect to any Plan that could reasonably be expected to result in any material liability to the Company and there exists no condition or set of circumstances which could reasonably be expected to result in a “reportable event” (other than events for which the 30-day notice period has been waived).

(d)           The Company has not contributed to or participated in any pension plan which is a “Multi Employer Plan,” as defined in Section 3(37) of ERISA.  No Plan is subject to Title IV of ERISA or Section 412 of the Code.

(e)           Complete and correct copies of all Plans and Employee Benefit Programs listed on Schedule 4.13 of the Company Disclosure Letter have been delivered or otherwise made available to Purchaser.

(f)            No employee of the Company is represented for purposes of collective bargaining.  There are no work stoppages or, to the Stockholder Representatives’ knowledge, threatened work stoppages, and to the Stockholder Representatives’ knowledge, no union organizing effort is under way with respect to any employees of the Company.

(g)           Each individual who renders services to the Company who is classified by the Company as having the status of independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under any Plan or employee Benefit Program) is properly so characterized.

4.14         Absence of Certain Changes.  Since December 31, 2004, the Company has not:

(a)           suffered any Material Adverse Effect;

(b)           suffered the loss of any material business relationships for the Company Business with any third parties;

(c)           except in the ordinary course of business, written off as uncollectible any notes or accounts receivable (or any portion thereof) that, individually or in the aggregate, are material to the Company;

(d)           except in the ordinary course of business, (i) sold, transferred or otherwise disposed of, or (ii) suffered any material damage or destruction (ordinary wear and tear excepted) of, or (iii) mortgaged, pledged or otherwise suffered or permitted the imposition of any Lien on, any properties or assets, whether real, personal, fixed, tangible or intangible, that, individually or in the aggregate, are material to the Company;

(e)           except in the ordinary course of business, made any capital expenditures or commitments for capital assets that, individually or in the aggregate, are material to the Company;

(f)            made any change in any accounting practices, principles, policies or methods, except as required by law, or made any change in accounting standards, that, individually or in the aggregate, are material to the Company;

(g)           except in the ordinary course of business, reduced any insurance coverages in any manner that, individually or in the aggregate, are material to the Company;

(h)           except in the ordinary course of business, entered into any material employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement), amended any of the Plans described on Schedule 4.13 of the Company Disclosure Letter or adopted any new employee benefit plan or, except as disclosed on Schedule 4.14(i) of the Company Disclosure Letter, granted any general increase in compensation, bonus or other benefits payable to employees of the Company;

(i)            incurred any obligations or liabilities (whether absolute, accrued or contingent and whether due or to become due) related to indebtedness for borrowed money that, individually or in the aggregate, are material to the Company;

(j)            except in the ordinary course of business, changed its collection procedures or its payment incentives for customers;

(k)           amended its Certificate of Incorporation or By-laws (except that the Company filed a Certificate of Amendment of its Certificate of Incorporation on November 9, 2005

and the Company’s Board of Directors has determined to amend the Bylaws in the manner set forth in the Stockholders Agreement); or

(l)            whether in writing or otherwise, agreed to take any action in the future that is otherwise prohibited to be taken pursuant to this Section 4.14.

4.15         Transactions with Affiliates.  Other than services of employees and directors of the Company, there are no services currently being provided to the Company by any Stockholder or other affiliate of the Company that are material to the Company.

4.16         Insurance.  Schedule 4.16 of the Company Disclosure Letter contains a list and brief description of all policies or binders of insurance held by or on behalf of the Company, or providing coverage for any of the properties, assets or operations of the Company or otherwise used in connection with the Company Business (in each case specifying the insurer, the amount of coverage and the type of insurance).

4.17         Environmental Matters.

(a)           The Company has not engaged in any operation upon any real property leased by the Company on which any Hazardous Materials (as hereinafter defined) have been handled, manufactured, treated, stored, used or generated by the Company, except for such quantities handled, manufactured, treated, stored, used or generated in connection with the normal operation and maintenance of such property in the ordinary course of the business of the Company in material compliance with applicable Laws and except for such activities as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           The Company is not a party to any litigation in which it is alleged, and the Company has not received express notice of or an express request for information related to any allegation or investigation of the possibility, that it or any of its assets is subject to any liability, clean-up or other obligation arising out of or relating to any discharge, or the storage, handling or disposal, of any Hazardous Material, except where any such allegations or investigations would not, individually or in the aggregate, have a Material Adverse Effect.

(c)           The Company is in compliance with all Environmental Laws (as hereinafter defined) relating to its leased real properties, except where non-compliance with such laws would not be reasonably likely to have a Material Adverse Effect.  The Company has not received any unresolved written or oral communication, relating to any of its leased real property, from any Governmental Authority alleging that the Company is not in such full compliance and, to the Stockholder Representatives’ knowledge, there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future, except such as would not, individually or in the aggregate, have a Material Adverse Effect.

(d)           “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, disposal, releases or threatened releases of Hazardous Materials (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(e)           “Hazardous Materials” means any material defined as a “hazardous substance” under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

4.18         Taxes.   Except as set forth on Schedule 4.18 of the Company Disclosure Letter:

(a)           The Company has filed all material Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects.  All material Taxes shown to be due and owing by the Company on any such Tax Return have been paid.  To the Stockholder Representatives’ knowledge, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b)           The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, other than those employment-related Taxes associated with the payment of the Recognition Bonuses.

(c)           No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company.  The Company has not received from any foreign, federal, state, or local taxing authority any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

(d)           Schedule 4.18 of the Company Disclosure Letter lists all federal, state, local, and foreign Tax Returns filed with respect to the Company for the past three fiscal years and indicates those Tax Returns that have been audited or currently are the subject of audit. The Stockholders have delivered to Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company for the past three fiscal years.

(e)           The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)            The Company is not a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(g)           The Company has no liability for the material Taxes of any Person (as defined in Section 9.03) under Treasury Regulations (“Regulations”) §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h)           The unpaid material Taxes of the Company do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included on the Company’s books and records.

(i)            The Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355.

(j)            The Company has not participated in a reportable transaction within the meaning of Regulations §1.6011-4 (or any predecessor provision thereto).

4.19         Sufficiency of Assets.  The material tangible properties and assets currently used by the Company in the conduct of its business (including, without limitation, the material tangible assets reflected on the Financial Statements) are in good operating condition (subject to normal wear and tear), and are adequate and sufficient for the operation of the Company Business as now conducted.  All of the material tangible assets of the Company used to conduct its business as of the date hereof are owned or leased by it.

4.20         Real Estate Leases.

(a)           Schedule 4.20 of the Company Disclosure Letter contains a complete and correct list of all Real Estate Leases.

(b)           To the Stockholder Representatives’ knowledge, there is no default by any other party under any Real Estate Lease and, except as set forth on Schedule 4.20 of the Company Disclosure Letter, to the Stockholder Representatives’ knowledge, there is no fact or circumstance that, with the giving of notice or lapse of time or both, would constitute a default thereunder.

(c)           The Company does not own, and has never owned, any real property.

4.21         Customers.  Schedule 4.21 of the Company Disclosure Letter sets forth for the year ended December 31, 2004 and the nine-month period ended September 30, 2005, the top ten (10) customers (by revenues) of the Company Business.

4.22         Leads.

(a)           Schedule 4.22(a) of the Company Disclosure Letter sets forth for the year ended December 31, 2004 and the nine-month period ended September 30, 2005, the approximate number of New Car Leads sold by the Company Business during each month during such period.  For purposes of this Section 4.22(a), “New Car Leads” shall mean a unique inquiry by a customer with regard to the purchase of a new car for which the Company receives cash consideration.

(b)           With respect to those agreements listed on Schedule 4.22(b) of the Company Disclosure Letter, the Company has not resold leads (as such term may be defined in such agreements) to any parties in material violation of the terms of such agreements.

4.23         Prepaid Revenues.  The Company has not collected or received any prepaid revenues with respect to the Company Business.

4.24         No Debt or Unpaid Dividends.  As of the date hereof, the Company does not have outstanding any indebtedness for borrowed money and has not declared any dividends with respect to its outstanding shares of capital stock that have not been paid out prior to the date hereof.

4.25         Recognition Bonuses.  The aggregate amount of the Recognition Bonuses (as defined in Section 6.12) have been fully accrued as a liability of the Company prior to the Closing Date.  All Recognition Payments have been determined by the Board of Directors of the Company to represent discretionary payments to be paid to certain designated employees in recognition of services provided to the Company prior to the date hereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company and the Stockholders as follows:

5.01         Organization of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into this Agreement and the other agreements and instruments referred to in this Agreement that Purchaser is executing and delivering (the “Purchaser’s Additional Agreements,” and, together with the Company’s Additional Agreements, the “Additional Agreements”), and to carry out the transactions contemplated hereby and thereby.

5.02         Authorization of Agreement.  The execution, delivery and performance by Purchaser of this Agreement and Purchaser’s Additional Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Purchaser.  This Agreement and Purchaser’s Additional Agreements have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

5.03         No Conflicts.  Neither the execution, delivery or performance of this Agreement or any of Purchaser’s Additional Agreements, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with the terms and provisions hereof or thereof will: (i) conflict with the Certificate of Incorporation or Bylaws of Purchaser; (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Purchaser is a party or by which Purchaser is bound; or (iii) constitute a violation by Purchaser of any Law of any Governmental Authority applicable to Purchaser.

5.04         No Consents.  No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery or performance by Purchaser of this Agreement or any of Purchaser’s Additional Agreements.

5.05         Litigation.             There are no actions, suits, inquiries, proceedings or investigations pending, or, to Purchaser’s knowledge, threatened before any court or other Governmental Authority against Purchaser relating to the transactions contemplated by this Agreement or Purchaser’s Additional Agreements.

5.06         No Brokers.  Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement.

5.07         Investment Purpose.

(a)           Purchaser is an “accredited investor” (as defined in Rule 501 of the 1933 Act) purchasing the Shares for its own account for investment purposes and not with a view toward distribution or re-sale in violation of the 1933 Act or any other applicable securities laws, rules or regulations.

(b)           Purchaser acknowledges that none of the Shares have been registered under federal law or qualified under state law, but rather have been offered for sale in accordance with certain exemptions under applicable law, and that the Shares may not be resold by it unless they are subsequently registered or qualified under applicable law, or an exemption from such registration and qualification is then available.

5.08         Purchaser’s Examination.  Purchaser acknowledges and agrees that no representation or warranty has been or is being made by the Company or the Stockholders except as expressly set forth in this Agreement and no representation or warranty is being made by the Company or the Stockholders as to the future operations, budgets, results or prospects of the Company.

ARTICLE VI

FURTHER AGREEMENTS OF THE PARTIES

6.01         Expenses.  Purchaser, the Company and the Stockholders shall bear their own respective expenses incurred in connection with the negotiation and preparation of this Agreement, the Additional Agreements and the consummation and performance of the transactions contemplated hereby and thereby and in connection with all obligations required to be performed by each of them under this Agreement and the Additional Agreements (collectively, the “Transaction Expenses”), except as otherwise may be provided herein.  All financial advisory, brokerage and legal fees of the Company incurred in connection with the negotiation and preparation of this Agreement, the Additional Agreements and the consummation and performance of the transactions contemplated hereby and thereby shall be paid by the Stockholder Representatives, on behalf of the Stockholders, from the Purchase Price as set forth in Schedule 2.03 and shall not be paid by the Company.

6.02         Employees.  Following the Effective Time, the Company shall employ each employee employed by the Company immediately prior to the Effective Time (each, a “Company Employee,” and collectively, the “Company Employees”) at no less than the wage or salary in effect immediately prior to the Closing Date.  The Stockholders shall be solely responsible for all bonuses for all employees of the Company employed as of the Closing Date for the year ended December 31, 2005 (other than bonuses for 2005 actually paid prior to the date hereof, if any) (collectively, the “2005 Employee Bonuses”) and Primedia shall have no obligation with respect to the 2005 Employee Bonuses. The Stockholders shall be solely responsible to fund the aggregate amount for the 2005 Employee Bonuses (the “Bonus Funds”).  The Company will pay out the Bonus Funds to the Company Employees according to the instructions of the Stockholder Representatives.  The Bonus Funds are incremental to the Working Capital Requirement (as defined in Section 6.10) and any amounts retained by the Company (or contributed by the Stockholders) for the Recognition Payments (as defined in Section 6.12).

6.03         Further Assurances.  Each of Purchaser and each Stockholder shall execute such documents and other papers and take such further actions as the other party may reasonably request in order to carry out the provisions hereof and the transactions contemplated hereby, including, without limitation, to obtain any consents from any party to any Material Contract which is required in connection with the transactions contemplated hereby, provided that such obligation shall not require expenditure of money by any Stockholder.

6.04         Correspondence.  Each party will promptly remit to the other party or the Company any correspondence received by it which properly belongs to any other party.

6.05         No Disclosure; Press Releases.

(a)           Each of Purchaser and each Stockholder agrees that it shall not make any public announcement or issue any press release in connection with the transactions contemplated hereby, except (i) as provided in Section 6.05(b) or (ii) if Purchaser or any Stockholder (x) is ordered to make such disclosure by a court of competent jurisdiction or (y) is advised by legal counsel that such disclosure is required under applicable Laws or the rules and regulations of any stock exchange upon which Purchaser’s securities are traded, in which case the party making the required disclosure shall inform the other party as to the timing and contents of such disclosure prior to making such disclosure.

(b)           Each of Purchaser and each Stockholder shall not issue any press release in connection with the transactions contemplated hereby, without prior approval of the other party.  Any subsequent press release or public announcement made by either party hereto after approval of a press release shall be consistent with (including in scope) the mutually agreed upon press release or releases.

6.06         Transfer Taxes.  The Stockholders, on the one hand, and Purchaser, on the other hand, shall each pay half of any state or local sales, transfer or like taxes payable in connection with the transactions contemplated pursuant to this Agreement, including, without limitation, any stock transfer or stamp Taxes in respect of the transfer of the Shares.

6.07         Guarantees, Joint Obligations.  To the extent that (a) any Stockholder is a guarantor of any obligations of the Company to any third party, including, without limitation, obligations under any equipment lease or contract, or (b) any Stockholder is jointly liable with the Company on any contract, the Company agrees that it shall promptly use commercially reasonable efforts (without any expenditure of monies) to have the Stockholders released from all such guarantees.

6.08         Employment Agreements.  Concurrently with their execution of this Agreement, the individuals set forth on Schedule 6.08 shall enter into employment agreements (collectively, the “Employment Agreements”) with the Company.

6.09         Record Retention.  Gary Fudge, Joshua Speyer and Jason Phillips (the “Founders”) shall maintain any agreements, documents, books, records and files relating to the Company (collectively, “Records”) in their possession for a period of six (6) years following the Closing Date, or, in the case of Records related to Taxes, until the expiration of the applicable statute of limitations; provided that if any Founder intends to destroy any Records after such time period, such Founder shall first offer such Records to the Purchaser prior to any such destruction.

6.10         Working Capital Funds.  On the Closing Date, the Company shall retain at least $1,300,000 on hand to meet the Company’s working capital obligations, which amount shall be increased to at least a total of $1,500,000 (the “Working Capital Requirement”) within three (3) days of the date hereof, and which Working Capital Requirement is a good faith estimate of the expenses of the Company for the 30-day period following the Closing Date and the Company’s current obligations.

6.11         Non-Compete Agreements.

(a)           For a period of three (3) years from the date hereof, each of Craig Buccola, Ann Wagner and Todd Busby agrees that he or she shall not serve as an employee, consultant, officer, director, lender, manager or member of any company or other entity, or act as a sole proprietor of any company or entity, or own or acquire or operate any company or entity that engages in a business that competes, directly or indirectly, with the business of the Company as currently conducted (each a “Competing Entity”).

(b)           For a period of five (5) years from the date hereof, Gary Fudge agrees that he shall not serve as an employee, consultant, officer, director, lender, manager or member of any Competing Entity, or act as a sole proprietor of any Competing Entity or own, acquire or operate any Competing Entity.

(c)           Each of Joshua Speyer and Jason Phillips agrees that, from the period commencing on the date hereof and ending three (3) years from the earlier of (i) his termination of employment from the Company or (ii) the Select Call Closing Date, the Call Closing Date or the Put Closing Date, as applicable (as such terms are defined in the Stockholders Agreement), he shall not serve as an employee, consultant, officer, director, lender, manager or member of any company or entity, or act as a sole proprietor of any company or entity or own, acquire or operate any company or entity that engages in a business that competes, directly or indirectly, with the business of the Company as currently conducted or conducted prior to the earlier of his termination of employment or the Select Call Closing Date, the Call Closing Date or the Put Closing Date, as applicable.

6.12         Recognition Bonuses.  Schedule 6.12 sets forth the amount and date of certain payments to be made to certain employees of the Company as determined by the Board of Directors prior to the date hereof (each a “Recognition Payment”).  To the extent any amounts need to be contributed to the Company to ensure the full funding of such Recognition Payments, the Founders shall have sole responsibility to fund such additional amounts, including such amounts necessary for any employment-related Taxes associated with such payments, and shall provide funds to the Company no later than 10 calendar days before the date of payment.   If the Founders fail to contribute the requisite amount of funds necessary to pay the Recognition Payments, any dividends payable to the Founders pursuant to Section 3.1 of the Stockholders

Agreement shall be withheld until such funds are provided in full.   The Company shall pay the Recognition Payments, in such amounts and on such dates as has been previously designated by the Board of Directors of the Company, to each designated person regardless of whether such person continues to be employed by the Company and regardless of such person’s title, duties or performance at the Company after the date hereof.   Notwithstanding anything herein, at no time shall Primedia have any obligation with respect to any Recognition Payments, including, without limitation, the funding or payment thereof.

ARTICLE VII

CLOSING DELIVERIES

7.01         Documents to be Delivered by the Stockholders.  Concurrently with the execution of this Agreement, the Stockholders and the Company shall deliver to Purchaser the following:

(a)           certificates representing all of the Shares;

(b)           (i) a copy of resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Company’s Additional Agreements as applicable, and (ii) a certificate of a duly authorized officer of the Company, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 7.01 on behalf of the Company;

(c)           the Employment Agreements;

(d)           the Contribution Agreement dated as of the date hereof between the Company and Purchaser relating to the contribution of Purchaser’s online automotive assets to the Company (the “Contribution Agreement”);

(e)           the Stockholders Agreement dated as of the date hereof between the Company, Purchaser and the stockholders and optionholders of the Company relating to certain rights and obligations of such parties with respect to their interest in the Company (the “Stockholders Agreement”);

(f)            the Shared Services Agreement dated as of the date hereof between the Company and Purchaser (the “Shared Services Agreement”);

(g)           the License Agreement dated as of the date hereof between the Company and Purchaser (the “License Agreement”); and

(h)           a certificate duly executed by an executive officer of the Company and a form of notice to the Internal Revenue Service in accordance with the requirements of Regulations §1.897-2(h)(2) and in a form reasonably satisfactory to Purchaser, dated the Closing Date.

7.02         Documents to be Delivered by Purchaser.  Concurrently with the execution of this Agreement, Purchaser shall deliver to the Stockholder Representatives the following:

(a)           (i) a copy of resolutions adopted by the Board of Directors (or executive committee thereof) of Purchaser authorizing the execution, delivery and performance of this Agreement and the Purchaser’s Additional Agreements as appropriate, and (ii) a certificate of a duly authorized officer of Purchaser, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 7.02 on behalf of Purchaser;

(b)           the Employment Agreements;

(c)           the Contribution Agreement;

(d)           the Stockholders Agreement;

(e)           the Shared Services Agreement; and

(f)            the License Agreement;

7.03         Funds to be Delivered.  Concurrently with the execution of this Agreement, Purchaser shall wire to the Stockholder Representatives the Base Purchase Price.

ARTICLE VIII

INDEMNIFICATION

8.01         Survival.  The covenants, representations and warranties of the Company and the Stockholders, on the one hand, and Purchaser, on the other hand, shall survive the Closing Date until the twelve (12) month anniversary of the Closing Date, other than (i) the representations and warranties in Sections 4.01 (Organization of the Company), 4.02 (Capitalization of Company and Title to Shares), 4.03 (Authorization of Agreement), 4.17 (Environmental Matters), 5.01 (Organization of Purchaser) and 5.02 (Authorization of Agreement), all of which shall survive indefinitely, (ii) the representations and warranties in Section 4.18 (Taxes), which shall survive until the expiration of the applicable statute of limitations, (iii) any covenants and agreements on the part of the Company, Stockholders or Purchaser, as applicable, set forth herein to be performed at and after the Closing Date and having no specified term shall survive indefinitely and (iv) any covenants and agreements on the part of the Company, Stockholders or Purchaser, as applicable, set forth herein to be performed at and after the Closing Date and having a specified term shall survive until the end of such specified term.  The expiration of any covenant, representation or warranty shall have no effect on the continued validity of any claim if written notice was given in accordance with this Article VIII before the date of such expiration.

8.02         Indemnification by the Stockholders.

(a)           Subject to the provisions of this Article VIII, the Stockholders, jointly and severally, shall indemnify, defend and hold harmless Purchaser, Purchaser’s parent, subsidiaries and other affiliates (other than the Company) and their respective officers, directors, employees, agents and representatives from, against and in respect of any and all damages, losses, charges, claims, penalties, liabilities, demands, actions, suits, costs and expenses (including, without limitation, all fines, interest, amounts paid in settlement and reasonable legal fees and expenses) (collectively, the “Claims”), that arise from or relate or are attributable to (i) any breach by the Company or the Stockholders of any representation or warranty made by the Company and the Stockholders, in each case, under Article IV hereof, (ii) any breach of any covenant or agreement on the part of the Company or any of the Stockholders set forth in this Agreement, (iii) any liability or obligation to brokers retained by the Company in connection with the transactions contemplated by this Agreement or (iv) any liability or obligation to Stockholders or the former stockholders of the Company listed on Schedule 2.02 relating to the distribution of the Purchase Price by the Stockholder Representatives.

(b)           Notwithstanding the foregoing, no Stockholder shall have any liability to indemnify any Indemnitee on account of any Claim or series of related Claims pursuant to clauses (i) and (ii) of Section 8.02(a) (other than representations made under Sections 4.02 (Capitalization of Company and Title to Shares), as to which the threshold amount set forth in this Section 8.02(b) shall not apply) unless and until, and only to the extent that, the aggregate liability of the Stockholders in respect of such Claims, when aggregated with the liability in respect of all such other Claims made pursuant to clauses (i) and (ii) of Section 8.02(a), amounts to more than $1,000,000, whereupon the Stockholders shall be liable to pay such amounts due pursuant to clauses (i) and (ii) of Section 8.02(a) only in excess thereof.

(c)           The maximum aggregate liability of Stockholders for any and all Claims under clauses (i) and (ii) of Section 8.02(a) shall not exceed $15,000,000 in the aggregate (the “Cap”); provided that the maximum aggregate liability of each individual Stockholder for any and all Claims under clauses (i) and (ii) of Section 8.02(a) (other representations made under Sections 4.02 (Capitalization of Company and Title to Shares), as to which the limitation set forth in this Section 8.02(c) shall not apply) shall not exceed the product of the Cap multiplied by such Stockholders’ percentage interest in the Company set forth in Schedule 8.02 hereto.

(d)           In addition to the foregoing, the Stockholders, jointly and severally, shall indemnify, defend and hold harmless Purchaser, Purchaser’s parent, subsidiaries and other affiliates (other than the Company) from and against any and all Claims incurred in connection with or arising out of (a) any Taxes of any of the Company with respect to any Tax period or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date, to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending on the Closing Date), and (b) the unpaid Taxes of any Person (other than the Company) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.  For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing

Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(e)           In addition to any other rights Purchaser may have, Purchaser shall be permitted to set off against any payments to be made by Purchaser under this Agreement or the Stockholders Agreement any indemnification payments that the Stockholders are obligated to pay to Purchaser pursuant to any final adjudication of any claims hereunder by a court of competent jurisdiction.

8.03         Indemnification by Purchaser.

(a)           Subject to the provisions of this Article VIII, Purchaser shall indemnify, defend and hold harmless the Stockholders and their respective agents and representatives from, against and in respect of any and all Claims that arise from or relate or are attributable to (i) any breach by Purchaser of any representation or warranty made by Purchaser, in each case, under Article V hereof, (ii) any breach of any covenant or agreement on the part of Purchaser set forth in this Agreement or in any of Purchaser’s Additional Agreements and (iii) any liability or obligation to brokers retained by Purchaser in connection with the transactions contemplated by this Agreement.

(b)           The maximum aggregate liability of Purchaser for any and all Claims under clause (i) of Section 8.03(a) shall not exceed $15,000,000 in the aggregate.

8.04         Notice to the Indemnitor.  Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnifying party (the “Indemnitor”) under this Article VIII, an indemnified party (the “Indemnitee”) shall notify the Indemnitor in writing of such claim.  In any case where one or more of the Indemnitors is a Stockholder, the notification shall be made to the Stockholder Representatives.  The Indemnitor shall then have thirty (30) days to advise the Indemnitee whether the Indemnitor accepts the defense of such claim and the Indemnitor shall have no obligation to the Indemnitee for legal fees incurred by the Indemnitee before or after the date of any assumption of the defense by the Indemnitor.  The Indemnitor shall in no way be liable to the Indemnitee for any claim not presented to the Indemnitor by the Indemnitee for a defense within thirty (30) days of the claim being presented in writing to the Indemnitee by the party making the claim.

8.05         Right of Parties to Settle or Defend.  If the Indemnitor determines to accept the defense of such claim, the Indemnitee shall have the right to be represented by its own counsel at its own expense, its participation to be subject to reasonable direction of the Indemnitor, and the Indemnitee shall provide all requested waivers and authorities for the Indemnitor to act on behalf of the Indemnitee.  If the Indemnitor fails to undertake the defense of or settle or pay any such third party claim within thirty (30) days after the Indemnitee has given written notice to the Indemnitor of the claim, or if the Indemnitor, after having given such notification to the Indemnitee, fails within thirty (30) days to defend, settle or pay such claim, then the Indemnitee may take any and all necessary action to dispose of such claim; provided, however, that in no event shall the Indemnitee settle such claim without the prior consent of the Indemnitor.

8.06         Settlement Proposals.

(a)           In the event the Indemnitee desires to settle any third-party claim the defense of which has not been assumed by the Indemnitor, the Indemnitee shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the “Proposed Settlement”).  The Indemnitor shall have twenty (20) days after the Indemnitor’s receipt of the notice of the Proposed Settlement to advise the Indemnitee whether it accepts the Proposed Settlement.  If the Indemnitor notifies the Indemnitee that it accepts the Proposed Settlement or does not deliver such notice within twenty (20) days after receipt of notice from the Indemnitee, the Indemnitee may offer the Proposed Settlement to the third party making the claim.  If, after approval by the Indemnitor, the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the Indemnitee may wish to present to the party making such claim shall again first be presented to the Indemnitor in accordance with the provisions of this Section 8.06.

(b)           Except as provided in the immediately following sentence, the Indemnitor may settle such third-party claim that it has agreed to accept the defense of on any terms which it may deem reasonable.  In the event the Indemnitor desires to settle such third-party claim, the Indemnitor shall not, without the Indemnitee’s prior written consent, (i) settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such proceeding, claim or demand or (ii) settle or compromise any such proceeding, claim or demand, in any manner that may materially adversely affect the Indemnitee.

8.07         Exclusive Remedy; No Special Damages.

(a)           The indemnification obligations of this Article VIII shall be the sole and exclusive remedy for all claims for breach of any representation, warranty, covenant or agreement under this Agreement, and no other remedy shall be had in contract, tort or otherwise.

(b)           No Indemnitee shall have any right to seek indemnification hereunder, for any Losses for consequential, incidental, special, exemplary, punitive, indirect or multiple damages, including lost profits, connected with or resulting from any breach of this Agreement, or actions undertaken in connection with or related hereto, including any such Losses which are based upon breach of contract, tort, breach of warranty, strict liability, statute, operation of law or any other theory of recovery.

8.08         Reimbursement.  At the time the amount of any liability on the part of the Indemnitor under this Article VIII is determined (which, in the case of payments to third persons, shall be the earlier of (i) the date of such payments by the Indemnitee or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnitor shall, within thirty (30) days after receipt of notice from the Indemnitee, pay to the Indemnitee the amount of the indemnity claim.

8.09         Certain Adjustments.  The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.  Such payments shall not be reduced to take account of any actual Tax benefits realized by the Purchaser arising from the incurrence or payment of the indemnifiable Claim by the Indemnitor.  In addition, such payments shall be net of any amounts actually recovered by the Indemnitee under insurance policies with respect to such payments.

ARTICLE IX

TAX MATTERS

9.01         Tax Returns.

(a)           The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date.  The Company shall permit the Stockholder Representatives to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representatives.  No such Tax Return shall be filed without the prior consent of the Stockholder Representatives, which consent shall not be unreasonably withheld or delayed.

(b)           The Company shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of any of the Company for Tax periods which begin before the Closing Date and end after the Closing Date.  The Company shall permit the Stockholder Representatives to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representatives.  No such Tax Return shall be filed without the prior consent of the Stockholder Representatives, which consent shall not be unreasonably withheld or delayed.

(c)           On or after the Closing Date, neither Purchaser nor the Company or any Stockholder, respectively, shall amend any Tax Return, consent to the waiver or extension of the statute of limitations relating to Taxes of the Company, take any Tax position on any Tax Return, or compromise or settle any Tax liability, if such action could have the effect of increasing the Tax liability or reducing any Tax asset of the Stockholders or Purchaser, respectively, in each case, without the other party’s written consent, which consent shall not be unreasonably withheld or delayed.

9.02         Cooperation.  The Stockholders, the Company and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits relating to Taxes with respect to all Taxable periods.

9.03         Definitions.  For purposes of this Agreement,

(a)           “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, abandoned or unclaimed property subject to the escheatment laws of any state, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(b)           “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

(c)           “Tax Return” shall mean any return, report, statement, election, information return or other document (including schedules or any related or supporting information), and any amendment thereof,  filed or required to be filed with any Governmental

Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

ARTICLE X

MISCELLANEOUS

10.01       Entire Agreement.  This Agreement (together with the Schedules and Exhibits hereto and the Additional Agreements) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters; provided, however, that the Nondisclosure Agreement dated June 14, 2005 (the “Confidentiality Agreement”) shall remain in full force and effect according to its terms.

10.02       Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York.  Purchaser and each Stockholder hereby irrevocably submit to the jurisdiction of any United States Federal Court (or, if such court shall not have jurisdiction, any New York State Court) sitting in New York City (and any appellate court therefrom) over any action or proceeding arising out of or relating in any manner (whether in contract, tort or otherwise) to this Agreement.  Each of Purchaser and each Stockholder hereby irrevocably waives any objection that it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding.

10.03       Amendment; Waiver.  No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement.  No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach.  Any waiver must be in writing.  The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision or to affect in any way the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

10.04       Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by facsimile to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Purchaser, to it at:

PRIMEDIA, Inc.

745 Fifth Avenue

New York, NY  10151

Attention:  Sheila Spence

Phone:      (212) 745-0100

Fax:          (212) 745-0645

With a copy to:

PRIMEDIA, Inc.

745 Fifth Avenue

New York, NY  10151

Attention:  General Counsel

Phone:      (212) 745-0100

Fax:          (212) 745-0131

If to Stockholders, to the Stockholder Representatives at:

Automotive.com, Inc.

230 Commerce

Suite 290

Irvine, CA  92602

Attention: Gary Fudge, Jason Phillips and Joshua Speyer

Phone:     (714) 389-5000

Fax:         (714) 389-5065

With a copy to:

Latham & Watkins LLP

650 Town Center Drive

Suite 2000

Costa Mesa, CA 92626

Attention:  R. Scott Shean

Phone:      (714) 540-1235

Fax:          (714) 755-8290

10.05       Separability.  If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

10.06       Assignment and Binding Effect.  Neither party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party hereto.  All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective legal successors and permitted assigns of the parties.

10.07       No Benefit to Others.  The representations, warranties, covenants and agreements contained in this Agreement and the Additional Agreements are for the sole benefit of the parties hereto and thereto and their respective successors and permitted assigns and shall not be construed as conferring and are not intended to confer any rights on any other persons;

provided, however, that the Company’s employees are intended third-party beneficiaries of Purchaser’s obligations in Section 6.02 hereof.

10.08       Counterparts.  This Agreement may be executed by facsimile in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

10.09       Interpretation.  Article titles, headings to sections and the table of contents are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof.  The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes hereof.  As used herein, “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; “writing”, “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and permitted assigns; “hereof”, “herein”, “hereunder” and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include references to the plural and vice versa; references to this Agreement or other documents are as amended or supplemented from time to time; references to “Article”, “Section” or another subdivision or to an attachment or “Schedule” are to an article, section or subdivision hereof or an attachment or “Schedule” hereto.

10.10       Disclosure.  Any representation made “to the knowledge of Purchaser” or “to Purchaser’s knowledge” shall mean to the knowledge of the individuals set forth on Schedule 10.10 attached to this Agreement.

10.11       No Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

PURCHASER

PRIMEDIA, Inc., a Delaware corporation

By:	/s/ Christopher Fraser
Name: Christopher Fraser
Title: Senior Vice President

COMPANY

Automotive.com, Inc., a Delaware corporation

By:	/s/ Jason Phillips
Name: Jason Phillips
Title: COO

STOCKHOLDERS

Chris and Pamela Callahan

By:	/s/ Chris and Pamela Callahan
Chris and Pamela Callahan

Daniel D. Ferrell

By:	/s/ Daniel D. Ferrell
Daniel D. Ferrell

Gerry E. Naegle

By:	/s/ Gerry E. Naegle
Gerry E. Naegle

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SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

James R. Phillips, as Custodian for Senna Nichole Phillips

By:	/s/ James R. Phillips
James R. Phillips

James R. Phillips, as Custodian for Lucille Rose Opal Polich

By:	/s/ James R. Phillips
James R. Phillips

Tod A. and Caren T. Phillips

By:	/s/ Tod A. Phillips and Caren T. Phillips
Tod A. and Caren T. Phillips

Jodie Anne Phillips Polich

By:	/s/ Jodie Anne Phillips Polich
Jodie Anne Phillips Polich

Daniel N. Rohr, Sr.

By:	/s/ Daniel N. Rohr, Sr.
Daniel N. Rohr, Sr.

Carol and Franklin Speyer, JTWROS

By:	/s/ Carol Speyer and Franklin Speyer
Carol and Franklin Speyer, JTWROS

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SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Joshua A. Speyer

By:	/s/ Joshua A. Speyer
Joshua A. Speyer

Jason E. Phillips

By:	/s/ Jason E. Phillips
Jason E. Phillips

James R. Phillips and Meredith Coleman Revocable Trust Dated 8/23/93

By:	/s/ Meredith Coleman Phillips and James R. Phillips
Name:	Meredith Coleman Phillips and James R. Phillips
Title:	Trustee

Robert W. LeMaster and Rosalie T. LeMaster, Trustees of the Robert W. and Rosalie T. LeMaster Trust U/A DTD

By:	/s/ Rosalie T. LeMaster
Name:	Rosalie T. LeMaster
Title:	Trustee

Gary A. Fudge, Trustee of the Trust of Gary A. Fudge U/D/T Dated January 27, 1997

By:	/s/ Gary A. Fudge
Name:	Gary A. Fudge
Title:	Trustee

Todd Busby

By:	/s/ Todd Busby
Todd Busby

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SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Ann Wagner

By:	/s/ Ann Wagner Phillips
Ann Wagner

Patrick Eger

By:	/s/ Patrick Eger
Patrick Eger

Craig Buccola

By:	/s/ Craig Buccola
Craig Buccola

Gary Hibbard

By:	/s/ Gary Hibbard
Gary Hibbard

Chad Hayashibara

By:	/s/ Chad Hayashibara
Chad Hayashibara

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SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Fudge Family Foundation

By:	/s/ Gary A. Fudge
Gary A. Fudge, President

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SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT